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                                                                            OMB APPROVAL
                                 UNITED STATES                     OMB number:        3235-0145
                       SECURITIES AND EXCHANGE COMMISSION          Expires:    October 31, 1994
                            WASHINGTON, D.C.  20549                Estimated average burden
                                                                   hours per response . . 14.90

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*

                          ADVANCED MICRO DEVICES INC.
                                (Name of Issuer)

                                     COMMON
                         (Title of Class of Securities)

                                   007903107
                                 (CUSIP Number)

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Check the following box if a fee is being paid with this statement [ ].  (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                              Page 1 of 5 pages

SEC 1745 (2/92)

CUSIP No.  007903107                    13G                   Page 2 OF 5 PAGES



       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       THE CAPITAL GROUP, INC.
       86-0206507


       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2
                                                           (a) [ ]
                                                           (b) [ ]

       SEC USE ONLY
   3



       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE


                                   SOLE VOTING POWER
                              5
         NUMBER OF                 4,207,100

          SHARES
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY

           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 11,390,980

          PERSON
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE


       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9

       11,390,980  Beneficial ownership disclaimed pursuant to Rule 13d-4


       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10



       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       12.27%


       TYPE OF REPORTING PERSON*
  12
       HC


                                        *SEE INSTRUCTION BEFORE FILLING OUT!

                                                 Page 2 of 5 pages

              CUSIP No.       007903107        13G   PAGE 3 OF 5 PAGES



       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       CAPITAL RESEARCH AND MANAGEMENT COMPANY
       95-1411037


       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                      (a) [ ]

                          (b) [ ]

       SEC USE ONLY
   3



       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE


                                   SOLE VOTING POWER
                              5
         NUMBER OF                 NONE

          SHARES
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY

           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 4,975,000

          PERSON
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE


       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       4,975,000  Beneficial ownership disclaimed pursuant to Rule 13d-4


       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10



       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       5.39%


       TYPE OF REPORTING PERSON*
  12
       IA


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 3 of 5 pages

         CUSIP No.       007903107            13G  PAGE 4 OF 5 PAGES



       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       CAPITAL GUARDIAN TRUST COMPANY
       95-2553868


       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                      (a) [ ]

                          (b) [ ]

       SEC USE ONLY
   3



       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       CALIFORNIA


                                   SOLE VOTING POWER
                              5
         NUMBER OF                 3,873,000

          SHARES
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY

           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 5,859,520

          PERSON
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE


       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       5,859,520  Beneficial ownership disclaimed pursuant to Rule 13d-4


       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10



       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       6.32%


       TYPE OF REPORTING PERSON*
  12
       BK


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 5 pages

                                                                          Page 5
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

Fee enclosed [ ]  or Amendment No. 4

Item 1(a)        Name of Issuer:
                 Advanced Micro Devices Inc.

Item 1(b)        Address of Issuer's Principal Executive Offices:
                 901 Thompson Place
                 Sunnyvale, CA  94088

Item 2(a)        Name of Person(s) Filing:
                 The Capital Group, Inc., Capital Research and Management Company and Capital Guardian Trust Company

Item 2(b)        Address of Principal Business Office:
                 333 South Hope Street
                 Los Angeles, CA  90071

Item 2(c)        Citizenship:   N/A

Item 2(d)        Title of Class of Securities:  Common

Item 2(e)        CUSIP Number:  007903107

Item 3           The person(s) filing is(are):
                 (b)     [x]    Bank as defined in Section 3(a)(6) of the Act.
                 (e)     [x]    Investment Adviser registered under Section 203
                                of the Investment Advisers Act of 1940.
                 (g)     [x]    Parent Holding Company in accordance with
                                Section 240.13d-1(b)(1)(ii)(G).

Item 4           Ownership
                 (a)     Amount Beneficially Owned:
                         See item 9, pg. 2, 3 and 4
                 (b)     Percent of Class:  See item 11, pg. 2, 3 and 4
                 (c)     Number of shares as to which such person has:
                         i)     sole power to vote or to direct the vote  See
                                item 5, pg. 2, 3 and 4
                         ii)    shared power to vote or to direct the vote  None
                         iii) sole power to dispose or to direct the disposition of See item 7, pg. 2, 3 and 4
                         iv) shared power to dispose or to direct the disposition of None - beneficial ownership disclaimed pursuant to Rule 13d-4

Item 5           Ownership of 5% or Less of a Class:  N/A

Item 6           Ownership of More than 5% on Behalf of Another Person:  N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
                 (1) Capital Research and Management Company is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.
                 (2)     Capital Guardian Trust Company is a Bank as defined in
                         Section 3(a)(6) of the Act and a wholly owned subsidiary of The Capital Group, Inc.
                 (3) Capital International Limited (CIL) does not fall within any of the categories described in Rule 13d-1-(b)(ii)(A-F) but its holdings of any reported securities come within the five percent limitation as set forth in a December 15, 1986 no-action letter from the Staff of the Securities and Exchange Commission to The Capital Group, Inc. CIL is a wholly owned subsidiary of The Capital Group, Inc.
                 (4) Capital International Research and Management, Inc. dba Capital International, Inc. is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.

Item 8           Identification and Classification of Members of the Group:
                 N/A

Item 9           Notice of Dissolution of the Group:  N/A

Item 10          Certification
                 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                 Signature
                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 23, 1994

Signature:       /s/ Larry P. Clemmensen

Name/Title:      Larry P. Clemmensen, Exec. V.Pres. & PFO

                 The Capital Group, Inc.

Date:  February 23, 1994

Signature:       /s/ Paul G. Haaga, Jr.

Name/Title:      Paul G. Haaga, Jr., Senior Vice President

                 Capital Research and Management Company


Date:  February 23, 1994


Signature:       /s/ Eugene P. Stein

Name/Title:      Eugene P. Stein, Executive Vice President

                 Capital Guardian Trust Company

                                   AGREEMENT



                                                   Los Angeles, California

                                                   February 23, 1994


         Capital Research and Management Company ("CRMC"), Capital Guardian Trust Company ("CGTC"), and The Capital Group, Inc. ("CG") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of common stock issued by Advanced Micro Devices Inc.

          CRMC, CGTC and CG state that they are each entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.

         CRMC, CGTC and CG are each responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but are not responsible for the completeness or accuracy of the information concerning the others.


                                        CAPITAL RESEARCH AND MANAGEMENT COMPANY


                                        BY:  /s/ Paul G. Haaga, Jr.
                                             ----------------------------------
                                               Paul G. Haaga, Jr.
                                               Senior Vice President


                                        CAPITAL GUARDIAN TRUST COMPANY


                                        BY:  /s/ Eugene P. Stein
                                             ----------------------------------
                                               Eugene P. Stein
                                               Executive Vice President


                                        THE CAPITAL GROUP, INC.


                                        BY:  /s/ Larry P. Clemmensen
                                             ----------------------------------
                                               Larry P. Clemmensen
                                               Executive Vice President and PFO



                                   EXHIBIT A